Exhibit 10.32

AWARD NOTICE

AND

NONQUALIFIED STOCK OPTION AGREEMENT

BRIGHTVIEW HOLDINGS, INC. 2018 OMNIBUS INCENTIVE PLAN

Participant has been granted stock options with the terms set forth in this Award Notice, and subject to the terms and conditions of the Plan and the Nonqualified Stock Option Agreement to which this Award Notice is attached. Capitalized terms used and not defined in this Award Notice will have the meanings set forth in the Nonqualified Stock Option Agreement and the Plan. In the event the IPO is not consummated within 30 days following the Date of Grant this Award Notice shall be null and void and of no further force or effect.

Participant Name	Number of Shares Subject to Option	Exercise Price per Share	Vesting Schedule	Date of Grant
[Participant’s Name]	[# of Shares] Shares	[Exercise Price]	% vests on each of the first four anniversaries of the Date of Grant	[Grant Date]

Vesting of the Option as specified in the chart above is subject to Participant’s continued employment through the applicable vesting date. If the number of Shares is not evenly divisible by four (4), then no fractional Share will vest and the installments will be as equal as possible with the smaller installment(s) vesting first. Each such right of purchase will be cumulative and will continue, unless sooner exercised or terminated as herein provided, during the remaining period of the Option Period.

NONQUALIFIED STOCK OPTION AGREEMENT

BRIGHTVIEW HOLDINGS, INC. 2018 OMNIBUS INCENTIVE PLAN

This Nonqualified Stock Option Agreement, effective as of the Date of Grant (as defined below), is between BrightView Holdings Inc., a Delaware corporation (the “Company”), and the individual listed in the Award Notice as the “Participant”. Capitalized terms have the meaning set forth in Section 1, or, if not otherwise defined herein, in the BrightView Holdings, Inc. 2018 Omnibus Incentive Plan (as it may be amended, the “Plan”).

1. Definitions. The following terms have the following meanings for purposes of this Agreement:

(a)    “Agreement” means this Nonqualified Stock Option Agreement including (unless the context otherwise requires) the Award Notice.

(b)     “Award Notice” means the notice to Participant.

(c)    “Exercise Price” means the “Exercise Price” listed in the Award Notice.

(d)    “Date of Grant” means the “Date of Grant” listed in the Award Notice.

(e)    “IPO” means the initial public offering of BrightView Holdings, Inc.

(f)    “Officer” means “officer” as defined under Rule 16a-1(f) of the Exchange Act.

(g)    “Participant” means the “Participant” listed in the Award Notice.

(h)    “Restrictive Covenant Violation” means Participant’s breach of any covenant regarding confidentiality, competitive activity, solicitation of the Company Groups’ vendors, suppliers, customers, or employees, or any similar provision applicable to or agreed to by Participant.

(i)     “Shares” means the number of shares of Common Stock listed in the Award Notice as “Number of Shares Subject to Option”, as adjusted in accordance with the Plan.

2. Grant of Options.

(a)    Effective as of the Date of Grant, the Company hereby irrevocably grants to Participant the right and option (the “Option”) to purchase all or any part of the Shares, subject to, and in accordance with, the terms, conditions and restrictions set forth in the Plan, the Award Notice, and this Agreement. The Option will vest in accordance with the schedule set forth on the Award Notice. Any fractional Share underlying the Option shall be settled in cash within 2 1⁄2 months from the Date of Grant.

(b)    The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

(c)    This Agreement will be construed in accordance and consistent with, and subject to, the terms of the Plan (the provisions of which are incorporated hereby by reference). In the event of any conflict between one or more of this Agreement, the Award Notice and the Plan, the Plan will govern this Agreement and the Award Notice, and the Agreement (to the extent not in conflict with the Plan) will govern the Award Notice.

3.    Exercise Price. The price at which Participant will be entitled to purchase the Shares upon the exercise of the Option will be the Exercise Price per Share, subject to adjustment as provided in Section 11.

4.    Exercisability of Option. The Option will become vested and exercisable in accordance with the schedule set forth on the Award Notice.

5.    Duration of Option. The Option will be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Date of Grant (the “Option Period”); provided, however, that the Option may be earlier terminated as provided in Section 7 hereof.

6.    Manner of Exercise and Payment.

(a)    Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by delivery of written or electronic notice to the Company in the manner prescribed in Section 7(d) of the Plan and as otherwise set forth by the Committee from time to time. Such notice will set forth the number of Shares in respect of which the Option is being exercised and will be signed by the person or persons exercising the Option. In the event the Company has designated an Award Administrator (as defined below), the Option may also be exercised by giving notice (including through electronic means) in accordance with the procedures established from time to time by the Award Administrator. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part, provided that partial exercise will be for whole shares of Common Stock only.

(b)    Upon exercise of the Option pursuant to Section 6(a), unless otherwise determined by the Committee, the Company will withhold a number of Shares otherwise deliverable to Participant to pay (i) the full purchase price for the Shares in respect of which the Option is being exercised and (ii) an amount necessary to satisfy applicable U.S. and non-U.S. Federal, state or local tax or other withholding requirements, if any (“Withholding Taxes”) in accordance with Section 14(d) of the Plan (or, if Participant is subject to Section 16 of the Exchange Act at such time, such amount which would not result in adverse consequences under GAAP), unless otherwise agreed to in writing by Participant and the Company. The number of Shares to be withheld or otherwise used for payment will be calculated using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the date of determination, and will be rounded up to the nearest whole Share.

(c)    Upon receipt of the notice of exercise and any payment or other documentation as may be necessary pursuant to Sections 6(a) and 6(b) relating to the Shares in respect of which the Option is being exercised, the Company will, subject to the Plan and this Agreement, take such action as may be necessary to effect the transfer to Participant of the number of Shares as to which such exercise was effective.

(d)    Participant will not be deemed to be the holder of, or to have any of the rights and privileges of a stockholder of the Company (including the right to vote or receive dividends) in respect of, Shares purchased upon exercise of the Option until (i) the Option has been exercised pursuant to the terms of this Agreement and Participant has paid the full purchase price for the number of Shares in respect of which the Option was exercised and any applicable Withholding Taxes and (ii) the Company has issued the Shares in connection with such exercise. Notwithstanding the foregoing, unless otherwise determined by the Committee, Participant may otherwise elect to make all or a portion of such payments in cash, check, cash equivalent, and/or Shares, or as provided in Section 14(d) of the Plan.

7.    Termination of Employment.

(a)    Subject to Section 7(c) below, in the event that Participant’s employment with the Company Group terminates for any reason, any unvested portion of the Option will be forfeited and all of Participant’s rights under this Agreement will terminate as of the effective date of Termination (the “Termination Date”) (unless otherwise provided for by the Committee in accordance with the Plan).

(b)    If Participant’s employment is terminated by the Company Group for Cause or by Participant when grounds existed for Cause at the time thereof, the vested and unvested portions of the Option will terminate as of the Termination Date.

(c)    In the event (i) Participant’s employment with the Company Group is terminated by the Company due to death or Disability, each outstanding vested Option will remain exercisable for one year thereafter (but in no event beyond the Option Period) and (ii) Participant’s employment with the Company Group is terminated for any other reason (subject to Section 7(b)), each outstanding vested Option will remain exercisable for ninety (90) days thereafter (but in no event beyond the Option Period); provided, that, in each case, the Option Period will expire immediately upon the occurrence of a Restrictive Covenant Violation.

(d)    Participant’s rights with respect to the Option will not be affected by any change in the nature of Participant’s employment so long as Participant continues to be an employee of the Company Group. Whether (and the circumstances under which) employment has terminated and the determination of the Termination Date for the purposes of this Agreement will be determined by the Committee (or, with respect to any Participant who is not a director or Officer, its designee, whose good faith determination will be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment for purposes of the Option).

8.    Restrictions on Transfer.

(a)    Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Option or Participant’s right under the Option to receive Shares, other than in accordance with Section 14(b) of the Plan.

[FOR IPO GRANTS: Participant further hereby agrees that Participant shall, without further action on the part of Participant, be bound by the provisions of the lock-up letter executed by the executive officers of the Company to the same extent as if Participant had directly executed such lock-up letter himself or herself. Such lock-up letter will provide that Participant shall not, subject to specified exceptions, dispose of or hedge any shares of common stock of the Company or securities convertible into or exchangeable for shares of common stock of the Company during the period from the date of the final prospectus relating to the IPO and continuing through the date 180 days after the date of such prospectus, except with the prior written consent of the representatives of the underwriters.]

9.    Repayment of Proceeds; Clawback Policy. The Option and all proceeds related to the Option are subject to the clawback and repayment terms set forth in Section 14(v) and 14(w) of the Plan and the Company’s clawback policy, as in effect from time to time, to the extent Participant is a director or Officer. In addition, if a Restrictive Covenant Violation occurs or the Company discovers after a termination of employment that grounds existed for Cause at the time thereof, then Participant will be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten (10) business days of the Company’s request to Participant therefor, an amount equal to the excess, if any, of (a) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of, the Option and any Shares acquired in respect thereof over (b) the aggregate Cost (if any) of such Shares. For purposes of this Agreement, “Cost” means, in respect of any Share, the Exercise Price, to the extent paid by Participant for such Share, as proportionately adjusted for all subsequent distributions on the Shares and other recapitalizations and less the amount of any distributions made with respect to the Share pursuant to the Company’s organizational documents; provided that Cost may not be less than zero. Any reference in this Agreement to grounds existing for a termination of employment with Cause will be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause.

10.    No Right to Continued Employment. Neither the Plan nor this Agreement nor Participant’s receipt of the Option hereunder will impose any obligation on the Company Group to continue the employment or engagement of Participant. Further, the Company Group may at any time terminate the employment or engagement of Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

11.    Adjustments. The terms of this Agreement, including, without limitation, (a) the number of Shares subject to the Option and (b) the Exercise Price specified herein, will be subject to adjustment in accordance with Section 12 of the Plan.

12.    Award Subject to Plan. The Option granted hereunder is subject to the Plan and the terms of the Plan are hereby incorporated into this Agreement. By accepting the Option, Participant acknowledges that Participant has received and read the Plan and agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement will not be affected by such holding and will continue in full force in accordance with their terms.

14. Governing Law; Venue; Language. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, will be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of Participant, the Company, and any transferees who hold a portion of the Option pursuant to a valid assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of Participant, the Company, and any transferees who hold a portion of the Option pursuant to a valid assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial. If Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version thereof, and in the event of any conflict the English version will govern. Participant acknowledges that Participant is sufficiently proficient in English to understand the terms and conditions of this Agreement.

15. Successors in Interest. Any successor to the Company will have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, Participant’s legal representative will have the benefits of Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon Participant and all rights granted to the Company under this Agreement will be final, binding and conclusive upon Participant’s heirs, executors, administrators and successors.

16. Data Privacy Acknowledgement.

(a)    General. Participant hereby explicitly and unambiguously acknowledges and agrees to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, Participant’s employer or contracting party (the “Employer”) and the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that the Company may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, work location and phone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing Participant’s participation in the Plan (“Personal Data”).

(b)    Use of Personal Data; Retention. Participant understands that Personal Data may be transferred to Fidelity or any other third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Personal Data by contacting Participant’s local human resources representative. Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative.

(c)    Withdrawal of Consent. Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s employment status or service with the Employer will not be affected; the only consequence of Participant’s refusing or withdrawing Participant’s consent is that the Company would not be able to grant Options or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

17.    Prior Agreements; Restrictive Covenants.

Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group, that Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company Group and accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the Restrictive Covenants would be inadequate and the Company Group would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Parent and the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company Group. For purposes of this Agreement, “Restrictive Covenant Violation” shall include Participant’s breach of any of the Restrictive Covenants or any similar provision applicable to Participant.

18.    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the Option evidenced hereby, Participant expressly acknowledges that (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be suspended or terminated by the Company at any time to the extent permitted by the Plan; (b) the grant of the Option is exceptional, voluntary and occasional and it does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past; (c) all determinations with respect to future option grants, if any, including the grant date, the number of Shares granted, the exercise price and the exercise date or dates, will be at the sole discretion of the Company; (d) Participant’s participation in the Plan is voluntary and not a condition of employment, and Participant may decline to accept the Option without adverse consequences to Participant’s continued employment relationship with the Company Group; (e) the value of the Option is an extraordinary item that is outside the scope of Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) Options and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, Participant waives any claim on such basis and, for the avoidance of doubt, the Option will not constitute an “acquired right” under the applicable law of any jurisdiction; (g) if the underlying Shares do not increase in value, the Option will have no value; (h) if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price; and (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, Participant understands, acknowledges and agrees that Participant will have no rights to compensation or damages related to Option proceeds in consequence of the termination of Participant’s employment for any reason whatsoever and whether or not in breach of contract.

19.    Award Administrator. The Company may from time to time designate a third party (an “Award Administrator”) to assist the Company in the implementation, administration and management of the Plan and any Options granted thereunder, including by sending award notices on behalf of the Company to Participants, and by facilitating through electronic means acceptance of Agreement by Participants and Option exercises by Participants.

20.    Book Entry Delivery of Shares . Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates.

21.    Electronic Delivery and Acceptance. This Agreement may be executed electronically and in counterparts. The Company may, in its sole discretion, decide to deliver any documents related to the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

22.    Acceptance and Agreement by Participant; Forfeiture upon Failure to Accept. Participant’s rights under the Option will lapse ninety (90) days from the Date of Grant, and the Option will be forfeited on such date if Participant will not have accepted this Agreement by such date. For the avoidance of doubt, Participant’s failure to accept this Agreement will not affect Participant’s continuing obligations under any other agreement between the Company and Participant.

23.    No Advice Regarding Grant. Notwithstanding anything herein to the contrary, Participant acknowledges and agrees that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

24.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25.    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant in the Plan.

[Signatures follow]

BRIGHTVIEW HOLDINGS, INC.

By:
Andrew Masterman President and Chief Executive Officer

Acknowledged and Agreed

as of the date first written above:

Participant ES

Participant Signature

Appendix A

Appendix A

Restrictive Covenants

1.    [Generally. Should the Company repurchase all of the Participant’s Shares or should the Participant resell to the Company all of his or her Shares, in each case at a time when the Participant is a resident of the State of California, in consideration of the dissolution of the Participant’s interest in the Company and/or payment equal to the Fair Market Value of such Shares (which Participant acknowledges takes into account the goodwill value of the Company), the Participant agrees to comply with the covenants set forth in the remaining provisions of this Section.]1

2. Non-Competition; Non-Solicitation.

(a)    Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and accordingly agrees as follows:

(i)    Non-Compete. For the period of one (1) year after the date the Participant’s Shares are repurchased by or resold to the Company or the Participant forfeits all of the Options (the “Repurchase Date”), or, if earlier, until the date all members of the Company Group (as defined below) cease to engage in the Competitive Business (as defined below) in the Geographic Area (as defined below), the Participant shall not, within the Geographic Area, directly or indirectly own, manage, operate, finance, or be connected as an officer, director, employee, partner, agent or consultant with any business or enterprise which, directly or through an affiliated subsidiary organization, provides services or performs any business activities that are competitive with the business, activities, products or services of the type conducted, authorized, offered, or provided by the Company or any of its direct or indirect subsidiaries or affiliates (collectively, the “Company Group”) as of the Repurchase Date, or with respect to which the Company Group has spent significant time or resources analyzing for the purposes of assessing expansion opportunities by the Company Group, during the twenty-four (24) month period prior to the Repurchase Date (a “Competitive Business”). For purposes of this Agreement, the term “Geographic Area” means any state in which any member of the Company Group is maintaining a business office as of the Repurchase Date.

(ii)    Non-Solicit. For the period of one (1) year after the Repurchase Date, or, if earlier, until the date all members of the Company Group cease to engage in a Competitive Business in the Geographic Area, the Participant will not, either directly or indirectly:

(A)     call on or solicit any person, firm, corporation or other entity who or which at the time of such termination was, or within one year prior thereto had been, a customer or provider of the Company Group within the Geographic Area in connection with any of the business activities referred to above; or

[1]	To be included for California employees.

(B)     solicit the employment of any person who was employed by the Company Group on a full or part time basis as of the Repurchase Date unless such person was involuntarily discharged or voluntarily left his or her employment relationship prior to the Participant’s termination of employment.

(iii)    Remedies. The Participant acknowledges that the provisions set forth in this Section are reasonable and necessary to protect the legitimate interests of the Company or its direct or indirect subsidiaries, and that a violation of any of those provisions will cause irreparable harm to the Company or its direct or indirect subsidiaries. The Participant acknowledges that any member of the Company or its direct or indirect subsidiaries may seek injunctive relief for the Participant’s violation of such provisions. The Participant represents that the Participant’s experience and capabilities are such that the provisions contained in this Section will not prevent the Participant from obtaining employment or otherwise earning a living at the same general level of economic benefit as earned with the Company or its direct or indirect subsidiaries. In the event that any of the provisions of this Agreement should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then the affected provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

(iv)    Assignment. The rights and protections of the Company hereunder shall extend and may be assigned to any successors of the Company or its director or indirect subsidiaries.

(v)    Similar Provisions. The Participant acknowledges that any other agreement between the Participant and the Company or its direct or indirect subsidiaries that contains restrictive covenants shall not be superseded by this Agreement, shall remain in full force and effect in accordance with its terms, and such restrictive covenants shall be in addition to, and not superseded by, the provisions of this Section to the extent the provisions of this Section are applicable to the Participant.